EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. •	3505 W. Sam Houston Parkway N., Suite 400	•	Houston, TX 77043	•	281-618-0400	•	fax: 281-618-0505

For Immediate Release							20-012

Date: July 22, 2020	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports Second Quarter 2020 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported net income1 of $5.5 million, or $0.04 per diluted share, for the second quarter 2020 compared to $16.9 million, or $0.11 per diluted share, for the same period in 2019 and net loss of $11.9 million, or $(0.09) per diluted share, for the first quarter 2020. Adjusted EBITDA2 was $47.9 million for the second quarter 2020 compared to $50.3 million for the second quarter 2019 and $19.3 million for the first quarter 2020.

For the six months ended June 30, 2020, Helix reported net loss of $6.5 million, or $(0.06) per diluted share, compared to net income of $18.2 million, or $0.12 per diluted share, for the six months ended June 30, 2019. Adjusted EBITDA for the six months ended June 30, 2020 was $67.3 million compared to $80.5 million for the six months ended June 30, 2019. The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Six Months Ended
	6/30/2020	6/30/2019	3/31/2020	6/30/2020	6/30/2019

Revenues	$199,147	$201,728	$181,021	$380,168	$368,551

Gross Profit	$29,576	$39,934	$2,010	$31,586	$56,188
	15%	20%	1%	8%	15%

Net Income (Loss) [1]	$5,450	$16,854	$(11,938)	$(6,488)	$18,172

Diluted Earnings (Loss) Per Share	$0.04	$0.11	$(0.09)	$(0.06)	$0.12

Adjusted EBITDA [2]	$47,915	$50,324	$19,343	$67,258	$80,538

Cash and Cash Equivalents [3]	$178,367	$261,142	$159,351	$178,367	$261,142

Cash Flows from Operating Activities	$23,264	$66,807	$(17,222)	$6,042	$32,561

Owen Kratz, President and Chief Executive Officer of Helix, stated, “The COVID-19 pandemic has added new challenges to the markets we serve, with logistics and staffing now paramount considerations in an environment where our customers are reducing spending. We’ve responded with enhanced focus on expanding health and safety protocols, operational execution and cost controls. Our quarterly results improved despite these challenges, with resumption of our long-term contract on the Q5000, the seasonal pick-up in the North Sea and the continued expansion of our Robotics business into renewable energy operations. For the balance of 2020, we will continue to face headwinds due to the pandemic and are addressing them head-on. We expect our efforts will help us generate free cash flow and protect our balance sheet during this challenging time.”

1 Net income (loss) attributable to common shareholders
2 Adjusted EBITDA is a non-GAAP measure. See reconciliation below
3 Excludes restricted cash of $42.1 million as of 6/30/20 and $52.4 million as of 3/31/20

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended			Six Months Ended
	6/30/2020	6/30/2019	3/31/2020	6/30/2020	6/30/2019
Revenues:
Well Intervention	$145,841	$159,074	$140,652	$286,493	$281,305
Robotics	50,836	45,446	35,258	86,094	84,487
Production Facilities	13,593	15,621	15,541	29,134	30,874
Intercompany Eliminations	(11,123)	(18,413)	(10,430)	(21,553)	(28,115)
Total	$199,147	$201,728	$181,021	$380,168	$368,551

Income (Loss) from Operations:
Well Intervention	$11,758	$26,672	$(5,692)	$6,066	$36,313
Robotics	7,781	2,949	(2,824)	4,957	(955)
Production Facilities	3,365	4,452	3,643	7,008	8,857
Goodwill Impairment	—	—	(6,689)	(6,689)	—
Corporate / Other / Eliminations	(8,710)	(11,001)	(9,465)	(18,175)	(20,874)
Total	$14,194	$23,072	$(21,027)	$(6,833)	$23,341
Segment Results

Well Intervention
Well Intervention revenues increased $5.2 million, or 4%, from the prior quarter primarily due to the higher vessel and IRS utilization in the Gulf of Mexico, offset in part by lower utilization in the North Sea and West Africa. Gulf of Mexico utilization improved after completion of regulatory certifications on both the Q4000 and the Q5000 during the first quarter and the Q5000 re-commenced its long-term contract with BP in April. In the North Sea, utilization was lower with the Q7000 and the Seawell entering warm stack mode early in the second quarter. The 15K IRS utilization was 78% during the second quarter after being idle during the prior quarter. Overall, Well Intervention vessel utilization remained flat at 72% quarter over quarter. Well Intervention income from operations increased $17.5 million compared to the prior quarter due to higher revenues in the Gulf of Mexico. Operating income in the North Sea and West Africa remained flat compared to the prior quarter, despite lower revenues, due to cost reductions associated with warm stacking two of our vessels.
Well Intervention revenues decreased $13.2 million, or 8%, in the second quarter 2020 compared to the second quarter 2019 primarily due to lower utilization on the Seawell, offset in part by 12 days utilization on the Q7000 before being warm stacked in April. Well intervention vessel utilization decreased to 72% in the second quarter 2020 from 94% in the second quarter 2019, with both the Seawell and the Q7000 stacked the majority of the quarter. Income from operations decreased $14.9 million, or 56%, in the second quarter 2020 compared to the second quarter 2019 due primarily to lower revenues on the Seawell and stacking costs incurred on the Q7000.

Robotics
Robotics revenues increased by $15.6 million, or 44%, from the previous quarter primarily due to the increased vessel days, which included a marine salvage project offshore Australia and the ongoing wind farm site clearance project in the North Sea, and the seasonal improvement in trenching activity. Chartered vessel utilization increased to 95% in the second quarter 2020, which consisted of 499 vessel days, compared to 89% in the first quarter 2020, which consisted of 405 vessel days. ROV, trencher and ROVDrill utilization remained flat at 34% in the second quarter 2020 but had increased trenching utilization offset by lower ROV utilization. The second quarter 2020 consisted of 119 days of trenching operations compared to 42 days in the previous quarter. Robotics income from operations improved $10.6 million from the prior quarter due to higher revenues and lower costs with the termination of the hedge of the Grand Canyon III charter payments in February 2020.
Robotics revenues increased $5.4 million, or 12%, compared to the second quarter 2019 due primarily to increased vessel days and improvements in chartered vessel utilization, offset in part by a decrease in ROV and trenching activity year over year. Chartered vessel utilization increased to 95% in the second quarter 2020, which consisted of 499 vessel days, from 92% in the second quarter 2019, which consisted of 273 vessel days. ROV, trencher and ROVDrill utilization decreased to 34% in the second quarter 2020, which consisted of 119 days of trenching operations, compared to 41% in the same quarter in 2019, which consisted of 229 days of trenching operations. Income from operations in the second quarter 2020 improved $4.8 million compared to the second quarter 2019 due to higher revenues and lower costs with the expiration of the hedges of the Grand Canyon II charter payments in July 2019 and the Grand Canyon III charter payments in February 2020.

Production Facilities
Production Facilities revenues decreased $1.9 million in the second quarter 2020 compared to the previous quarter and decreased $2.0 million compared to the same quarter in the prior year due to lower oil and gas production revenues.

Selling, General and Administrative and Other

Selling, General and Administrative
Selling, general and administrative expenses were $15.9 million, or 8.0% of revenue, in the second quarter 2020 compared to $16.3 million, or 9.0% of revenue, in the first quarter 2020. Credit losses increased $1.3 million in the second quarter 2020 compared to the previous quarter, primarily due to a $1.7 million bad debt expense in our Robotics segment. Excluding the increase in credit losses, our selling, general and administrative expenses decreased approximately $1.7 million principally attributable to cost-saving measures during the second quarter 2020.

Other Income and Expenses
Other expense, net was $2.1 million in the second quarter 2020 compared to $10.4 million in the first quarter 2020. The change was primarily due to lower net foreign currency losses in the second quarter 2020 compared to the prior quarter.

Interest Expense
Net interest expense increased to $7.1 million in the second quarter 2020 from $5.7 million in the prior quarter due to lower capitalized interest with the completion of the Q7000 in the first quarter 2020.

Cash Flows
Operating cash flow increased to $23.3 million in the second quarter 2020 compared to $(17.2) million in the first quarter 2020 and $66.8 million in the second quarter 2019. The increase in operating cash flow during the second quarter 2020 was primarily due to higher operating income, lower regulatory certification costs for our vessels and systems and smaller increases in working capital compared to the prior quarter. The decrease year over year was primarily due to lower operating income and increases in working capital in the second quarter 2020 compared to the second quarter 2019.
Capital expenditures totaled $5.2 million in the second quarter 2020 compared to $12.4 million in the first quarter 2020 and $15.8 million in the second quarter 2019. Capital expenditures decreased following the completion of the Q7000 during the first quarter 2020. Regulatory certification costs for our vessels and systems, which are included in operating cash flows, were $0.4 million in the second quarter 2020 compared to $17.8 million in the first quarter 2020 and $0.5 million in the second quarter 2019. Regulatory certification costs during the first quarter 2020 included dry dock costs on the Q4000, the Q5000 and the Seawell and certification costs for several intervention systems.
Free cash flow was $18.6 million in the second quarter 2020 compared to $(29.6) million in the first quarter 2020. The increase was due to higher operating cash flow and lower capital expenditures quarter over quarter. Free cash flow in the second quarter 2020 decreased $34.9 million year over year due to lower operating cash flow offset in part by lower capital expenditures compared to the second quarter 2019. (Free cash flow is a non-GAAP measure. See reconciliation below.)

Financial Condition and Liquidity
Cash and cash equivalents at June 30, 2020 were $178.4 million and excluded $42.1 million of restricted cash pledged as collateral on a short-term project-related letter of credit. The letter of credit was cancelled in July 2020 and the restrictions on the cash were subsequently released. Available capacity under our revolving credit facility was $172.4 million at June 30, 2020. Consolidated long-term debt decreased to $386.9 million at June 30, 2020 from $394.4 million at March 31, 2020. Consolidated net debt at June 30, 2020 was $166.4 million. Net debt to book capitalization at June 30, 2020 was 9%. (Net debt and net debt to book capitalization are non-GAAP measures. See reconciliation below.)

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Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its second quarter 2020 results (see the "Investor Relations" page of Helix’s website, www.HelixESG.com). The teleconference, scheduled for Thursday, July 23, 2020 at 9:00 a.m. Central Time, will be audio webcast live from the "For the Investor" page of Helix’s website. Investors and other interested parties wishing to participate in the teleconference may join by dialing 1-800-686-5131 for participants in the United States and 1-303-223-4370 for international participants. The passcode is "Staffeldt." A replay of the webcast will be available on the "For the Investor" page of Helix’s website by selecting the "Audio Archives" link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.HelixESG.com.

Non-GAAP Financial Measures

Management evaluates performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, net debt, net debt to book capitalization and free cash flow. We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense. Non-cash impairment losses on goodwill and other long-lived assets and gains and losses on equity investments are also added back if applicable. To arrive at our measure of Adjusted EBITDA, we exclude the gain or loss on disposition of assets and the general provision for current expected credit losses, if any. In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments and other than temporary loss on note receivable, which are excluded from EBITDA as a component of net other income or expense. Net debt is calculated as total long-term debt less cash and cash equivalents and restricted cash. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt and shareholders’ equity. We define free cash flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets.

We use EBITDA and free cash flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA and free cash flow provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures. Other companies may calculate their measures of EBITDA, Adjusted EBITDA and free cash flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and free cash flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures. See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding the ongoing COVID-19 pandemic and recent oil price volatility and their respective effects and results, our protocols and plans, our current work continuing, the spot market, our spending and cost reduction plans and our ability to manage current changes; our strategy; any statements regarding visibility and future utilization; any projections of financial items; any statements regarding future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statements regarding our ability to enter into and/or perform commercial contracts; any statements concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to the results and effects of the COVID-19 pandemic and actions by governments, customers, suppliers and partners with respect thereto; market conditions; results from acquired properties; demand for our services; the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities;
operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K and in our other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by the securities laws.

Social Media

From time to time we provide information about Helix on Twitter (@Helix_ESG), LinkedIn (www.linkedin.com/company/helix-energy-solutions-group), Facebook (www.facebook.com/HelixEnergySolutionsGroup) and Instagram (www.instagram.com/helixenergysolutions).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
(in thousands, except per share data)	2020	2019	2020	2019
	(unaudited)		(unaudited)

Net revenues	$199,147	$201,728	$380,168	$368,551
Cost of sales	169,571	161,794	348,582	312,363
Gross profit	29,576	39,934	31,586	56,188
Goodwill impairment	—	—	(6,689)	—
Gain on disposition of assets, net	473	—	473	—
Selling, general and administrative expenses	(15,855)	(16,862)	(32,203)	(32,847)
Income (loss) from operations	14,194	23,072	(6,833)	23,341
Equity in losses of investment	(2)	(29)	(22)	(69)
Net interest expense	(7,063)	(2,205)	(12,809)	(4,303)
Loss on extinguishment of long-term debt	—	(18)	—	(18)
Other expense, net	(2,069)	(1,311)	(12,496)	(145)
Royalty income and other	119	190	2,318	2,535
Income (loss) before income taxes	5,179	19,699	(29,842)	21,341
Income tax provision (benefit)	(271)	2,876	(21,364)	3,200
Net income (loss)	5,450	16,823	(8,478)	18,141
Net loss attributable to redeemable noncontrolling interests	—	(31)	(1,990)	(31)
Net income (loss) attributable to common shareholders	$5,450	$16,854	$(6,488)	$18,172

Earnings (loss) per share of common stock:
Basic	$0.04	$0.11	$(0.06)	$0.12
Diluted	$0.04	$0.11	$(0.06)	$0.12

Weighted average common shares outstanding:
Basic	148,971	147,521	148,917	147,471
Diluted	149,691	148,101	148,917	147,931

Comparative Condensed Consolidated Balance Sheets

	Jun. 30, 2020	Dec. 31, 2019
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and equivalents (1)	$178,367	$208,431
Restricted cash (1)	42,127	54,130
Accounts receivable, net	165,941	125,457
Other current assets	91,818	50,450
Total Current Assets	478,253	438,468

Property and equipment, net	1,779,417	1,872,637
Operating lease right-of-use assets	174,803	201,118
Other assets, net	52,196	84,508
Total Assets	$2,484,669	$2,596,731

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$71,402	$69,055
Accrued liabilities	80,268	62,389
Current maturities of long-term debt (1)	82,028	99,731
Current operating lease liabilities	53,023	53,785
Total Current Liabilities	286,721	284,960

Long-term debt (1)	304,834	306,122
Operating lease liabilities	124,983	151,827
Deferred tax liabilities	103,773	112,132
Other non-current liabilities	6,286	38,644
Redeemable noncontrolling interests	3,372	3,455
Shareholders' equity (1)	1,654,700	1,699,591
Total Liabilities and Equity	$2,484,669	$2,596,731

(1) Net debt to book capitalization - 9% at June 30, 2020. Calculated as net debt (total long-term debt less cash and cash equivalents and restricted cash - $166,368) divided by the sum of net debt and shareholders' equity ($1,821,068).

Helix Energy Solutions Group, Inc.
Reconciliation of Non-GAAP Measures

	Three Months Ended			Six Months Ended
	6/30/2020	6/30/2019	3/31/2020	6/30/2020	6/30/2019
	(in thousands)
Reconciliation from Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$5,450	$16,823	$(13,928)	$(8,478)	$18,141
Adjustments:
Income tax provision (benefit)	(271)	2,876	(21,093)	(21,364)	3,200
Net interest expense	7,063	2,205	5,746	12,809	4,303
Loss on extinguishment of long-term debt	—	18	—	—	18
Other expense, net	2,069	1,311	10,427	12,496	145
Depreciation and amortization	33,969	28,003	31,598	65,567	56,512
Goodwill impairment	—	—	6,689	6,689	—
EBITDA	48,280	51,236	19,439	67,719	82,319
Adjustments:
Gain on disposition of assets, net	(473)	—	—	(473)	—
General provision for current expected credit losses	108	—	586	694	—
Realized losses from foreign exchange contracts not designated as hedging instruments	—	(912)	(682)	(682)	(1,781)
Adjusted EBITDA	$47,915	$50,324	$19,343	$67,258	$80,538

Free Cash Flow:
Cash flows from operating activities	$23,264	$66,807	$(17,222)	$6,042	$32,561
Less: Capital expenditures, net of proceeds from sale of assets	(4,692)	(13,303)	(12,389)	(17,081)	(24,933)
Free cash flow	$18,572	$53,504	$(29,611)	$(11,039)	$7,628